Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-142437 of our report dated March 22, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Successor Company’s emergence from bankruptcy, effective May 1, 2006, the Successor Company’s adoption of Financial Accounting Standards Board Statement (FASB) No. 158, Employers’ Accounting for Defined Benefit Pension and Postretirement Plans, effective December 31, 2006, and the Predecessor Company’s adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, effective May 1, 2006) relating to the consolidated financial statements and financial statement schedule of WCI Steel, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
July 25, 2007